FREE TRANSLATION OF THE NOTARIZED TERMS I recognize by similarity 1 signature(s) WITHOUT ECONOMIC VALUE from (1) DANIEL MONTEIRO DE FARIAS. I attest to the truth. Campinas, 03/03/2026. In witness of the truth. Miriam Ramos Santana - Clerk Value: BRL 9.11. Seal(s): S10188AB248 Notarial College of Brazil 113621 SIGNATURE 1 S10188AB0000248 To produce effect in Brazil and to be valid against third parties, it must be rendered into the vernacular, and the translation must be registered. (NSCGJ Chap. XVI / Section X / Art. 191.1) 5th Notary Public